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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 1, 1998

                        Commission file number 33-97752

                              VAN DE KAMP'S, INC.
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             (Exact Name of Registrant as Specified in its Charter)

         Delaware                                       43-17518
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(State or Other Jurisdiction               (I.R.S. Employer Identification No.)
     of Incorporation)

                          1000 St. Louis Union Station
                           St. Louis, Missouri 63103
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          (Address of Principal Executive Offices, Including Zip Code)

                                 (314) 241-0303
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              (Registrant's Telephone Number, Including Area Code)

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Item 5. Other Events

      On May 1, 1998, Van de Kamp's, Inc. (the "Company") completed the sale of its frozen desserts product line (the "Desserts Sale") to Mrs. Smith's Bakeries, Inc., a subsidiary of Flowers, Inc. The Company received approximately $26.0 million from the sale of machinery and equipment, contracts, the Pet Ritz(R) and Oronoque Orchards(R) trademarks, intellectual property and goodwill. The Company sold the machinery and equipment physically located at the Chambersburg, Pennsylvania manufacturing facility and announced a restructuring program, which will include the closure of the Chambersburg facility and relocation of machinery and equipment related to the production of certain frozen seafood and vegetable products to the Company's Erie, Pennsylvania, and Jackson, Tennessee manufacturing facilities. The impact of the Desserts Sale on the Company's annual results is not expected to be material and management believes the Desserts Sale will not significantly impact future results.

      The net proceeds from the Desserts Sale were used to repay $25.0 million in indebtedness under the Second Amended and Restated Credit and Guarantee Agreement, dated as of July 9, 1996, among VDK Holdings, Inc. the Company, the banks and other financial institutions parties thereto, as amended. The foregoing sale is further described in the Exhibit hereto which is incorporated by reference.

Item 7. Exhibits

      99.1 Press release dated May 1, 1998.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    VAN DE KAMP'S, INC.


Date: May 15, 1998                 By: /s/ Thomas O. Ellinwood
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                                            Thomas O. Ellinwood
                                            President


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